UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)

Cream Minerals Ltd.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

225263508
(CUSIP Number)

December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [   ]Rule 13d-1(b)
      [ X ]Rule 13d-1(c)
      [   ]Rule 13d-1(d)

CUSIP No. 225263508

........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Sprott Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [x]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             13,020,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            11,228,100
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           13,020,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              11,228,100
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       24,248,100
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       14.5%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       CO
________________________________________________________________________________


CUSIP No. 225263508

........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Sprott Canadian Equity Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            11,228,100
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              11,228,100
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,228,100
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       OO
________________________________________________________________________________


Item 1.

      (a)   Name of Issuer: Cream Minerals Ltd.

      (b)   Address of Issuer's Principal Executive Offices:
            890 - 789 West Pender Street, Vancouver,BC V6C 1H2

Item 2.

      (a)   Name of Person Filing:
		Sprott Inc.
		Sprott Canadian Equity Fund

      (b)   Address of Principal Business Office:
            	Sprott Inc.
		200 Bay Street,Suite 2700, PO Box 27, Toronto, ON M5J 2J1 Sprott Canadian Equity Fund
		200 Bay Street,Suite 2700, PO Box 27, Toronto, ON M5J 2J1

      (c)   Citizenship:
		Sprott Inc: Canada
		Sprott Canadian Equity Fund: Canada

      (d)   Title of Class of Securities: Common Shares

      (e)   CUSIP Number: 225263508

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) [ ] Bank as defined in section 3(a)(6) of the Act
              (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a) Amount Beneficially Owned:
		Sprott Inc.:   24,248,100
		Sprott Canadian Equity Fund: 11,228,100

      (b) Percent of Class:
		Sprott Inc.: 14.5%
		Sprott Canadian Equity Fund: 7.0%

      (c) Number of shares as to which Sprott Inc. has:

      	(i) Sole power to vote or to direct the vote: 13,020,000

        (ii) Shared power to vote or to direct the vote: 11,228,100

        (iii) Sole power to dispose or to direct the disposition of: 13,020,000

        (iv) Shared power to dispose or to direct the disposition of: 11,228,100


	Number of shares as to which Sprott Canadian Equity Fund has:

      	(i) Sole power to vote or to direct the vote: 0

        (ii) Shared power to vote or to direct the vote: 11,228,100

        (iii) Sole power to dispose or to direct the disposition of: 0

        (iv) Shared power to dispose or to direct the disposition of: 11,228,100


Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        These shares are held in accounts managed by subsidiary of Sprott Inc, none of which, with the exception of the Sprott Canadian Equity Fund, beneficially own more than five percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        N/A

Item 8. Identification and Classification of Members of the Group:

        N/A

Item 9. Notice of Dissolution of Group:

        N/A

Item 10. Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      				January 17, 2013
      				_____________________
					Date

				SPROTT Inc.

				By: /s/Kirstin McTaggart
                                    _____________________
				Kirstin McTaggart
				Authorized Person


				Sprott Canadian Equity Fund
				by its Investment Manager,
				SPROTT ASSET MANAGEMENT LP


				By: /s/Kirstin McTaggart
                                    _____________________
				Kirstin McTaggart
				Chief Compliance Officer